Exhibit 3.1

CERTIFICATE OF DESIGNATION OF
SERIES A PREFERRED STOCK OF
BELLEROPHON THERAPEUTICS, INC.

Bellerophon Therapeutics, Inc., a Delaware corporation (“Company”), does hereby certify that the Board of Directors of the Company (“Board”) adopted the following resolution:

RESOLVED, pursuant to authority conferred by the Restated Certificate of Incorporation of the Company, the Board designates, creates and authorizes a series of preferred stock, par value $0.01 per share, with the powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations, and restrictions thereof, as follows.

1.    Number and Designation. There is one authorized share of this series, designated “Series A Preferred Stock”.

2.    Voting. Except as provided in this Section 2 or required by law, the Series A Preferred Stock shall not entitle the holder thereof, as such, to vote on any matter. If the holder of the Series A Preferred Stock votes the Series A Preferred Stock, in person or by proxy, in accordance with the Voting Formula on any Voting Proposal, the Series A Preferred Stock shall entitle the holder thereof, as such, to (i) vote with the holders of common stock, par value $0.01 per share (“Common Stock”) as a single class and (ii) cast a number of votes, in person or by proxy, equal to the number of shares of Common Stock outstanding on the record date for determining stockholders entitled to vote on such Voting Proposal (such number of votes, “Votes”). For this purpose:

•	“Voting Proposal” means a proposal to approve (i) the liquidation and dissolution of the Company and any related plan of liquidation and dissolution (“Dissolution Proposal”), (ii) an adjournment of any meeting at which a Dissolution Proposal is presented to stockholders, or (iii) any other matter the Board determines (in its sole discretion) is related to a Dissolution Proposal.

•	“Voting Formula” means that the Votes are cast with respect to such Voting Proposal in a manner proportionate to that in which all shares of Common Stock present, in person or by proxy, at the meeting and entitled to vote on the Voting Proposal are voted with respect to such Voting Proposal, such that the Votes with respect to such Voting Proposal reflect the voting results with respect to “shares voted for,” “shared voted against,” and “shares abstained” (if any) proportionate to such aggregate voting results on such Voting Proposal.

3.    Liquidation Preference. Upon the liquidation, dissolution or winding up of the Company, the holder of the Series A Preferred Stock shall be entitled to receive $0.01, payable in cash out of funds legally available therefor, by reason of its ownership thereof, which shall be paid prior to the payment of any amounts to the holders of Common Stock in connection with such liquidation, dissolution or winding up, and no more. Any series of preferred stock authorized and issued by the Company following the effectiveness of this Certificate of Designation may rank senior or junior to, or on parity with, the Series A Preferred Stock, as determined by the terms of such series of preferred stock.

4.    Dividends. No dividends shall be paid on the Series A Preferred Stock.

5.    Redemption. The Series A Preferred Stock may be redeemed at any time at the option of the Board of Directors (in its sole discretion) for $0.01, payable in cash and only out of funds legally available therefor.

6.    Merger or Consolidation. In the event of a merger or consolidation of the Company with or into another entity (whether or not the Company is the surviving entity), the holder of Series A Preferred Stock shall not be entitled to receive any consideration in respect thereof.

7.    Transfer Restriction. The Series A Preferred Stock shall be uncertificated. The holder of the Series A Preferred Stock shall not, directly or indirectly, transfer such share to any other person or entity without the prior written consent of the Board (acting in its sole discretion); provided that this sentence shall not prohibit the provision of a proxy to any person designated by the Company in connection with any Voting Proposal. A purported transfer in violation of this Section 7 shall be null and void ab initio.

8.    Amendments. In addition to any vote required by law, any amendment to the provisions of this Certificate of Designation shall require the approval of the holder of the Series A Preferred Stock, voting as a separate class.

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In witness whereof, the undersigned has caused this Certificate to be signed by a duly authorized officer on the date set forth below.

BELLEROPHON THERAPEUTICS, INC.

By:	/s/ Craig Jalbert
Name: Craig Jalbert
Title: President

Dated: January 25, 2024